Exhibit 99.1

1445 Ross Avenue, Suite 5300
Dallas, Texas 75202-2807
Phone: 214.647.0415
Fax: 214.647.0430
www.gainsco.com

GAINSCO REPORTS 2nd QUARTER RESULTS
     DALLAS, Texas, August 11, 2005 — GAINSCO, INC. (AMEX: GAN) today reported net income for the second quarter 2005 of $0.9 million. After the accretion of the discount on the Redeemable Preferred Stock of $0.2 million and dividends on the Redeemable Preferred Stock of $0.3 million, net income available to common shareholders for the second quarter 2005 was $0.4 million, or $0.01 per common share, basic and diluted.
     For the six months ended June 30, 2005, net income was $2.0 million. After the accretion of the discount on the Redeemable Preferred Stock of $1.3 million (including $0.9 million of accretion on the Redeemable Preferred Stock that was retired as part of the January 2005 recapitalization transaction) and dividends on the Redeemable Preferred Stock of $0.5 million, net income available to common shareholders for the six months ended June 30, 2005 was $0.2 million, or $0.00 per common share, basic and diluted.
     “The Company continued to experience profitable operating results from its nonstandard personal automobile business, but at reduced levels from the previous quarter due to incrementally higher operating expenses and loss ratios associated with the expansion of our nonstandard personal automobile business,” said Glenn W. Anderson, GAINSCO’s president and chief executive officer. “Premium revenues increased over the first quarter as the Company continued to pursue its goal of building a geographically diversified business franchise through growth initiatives in the start-up states of Texas, Arizona, Nevada and California, as well as in our core state, Florida. The Company continued to make substantial new investments in infrastructure, business functionality and operating personnel in support of our current growth and long-term business model. While we remain excited about our long-term possibilities, the challenges and risks associated with our strategic plan continue to be significant.”
     Net premiums written and earned for the quarters and six months ended June 30, 2005 and June 30, 2004, are as follows:

	Quarter ended		Six months ended
(dollars in millions)	June 30		June 30
	2005	2004	2005	2004
Net premiums written	$23.7	8.9	46.3	19.8
Net premiums earned	$18.8	9.2	33.5	17.7
The increases in Net premiums written and earned from the prior periods relate to geographic expansion and diversification initiatives in the nonstandard personal auto business in Florida, Texas, Arizona, Nevada and California.

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     The Company’s capital base (total assets less total liabilities) at June 30, 2005 was $51.4 million. This amount consisted of Shareholders’ Equity of $35.0 million and Redeemable convertible preferred stock — Series A (“Preferred Stock”), which is classified under U.S. generally accepted accounting principles (“GAAP”) as mezzanine financing in the aggregate amount of $16.4 million. At June 30, 2005, there was $1.9 million of unaccreted discount on Preferred Stock that remained in Shareholders’ Equity. At June 30, 2005, Shareholders’ Equity per common share was $0.57 (which includes unaccreted discount on Preferred Stock of $0.03 per common share). Shareholders’ Equity less such unaccreted discount was $0.54 per common share. The aggregate redemption value of the Preferred Stock at June 30, 2005 was its stated value of $18.1 million.
     Combined statutory policyholders’ surplus at the end of the second quarter 2005 was $42.1 million and compares to combined statutory policyholders’ surplus at March 31, 2005 of $43.7 million. The decrease in combined statutory policyholders’ surplus from March 31, 2005 to June 30, 2005 is primarily attributable to the timing of expense recognition related to the Company’s continued growth initiatives (agency fee income is not included in statutory earnings). The combined statutory policyholders’ surplus at the end of the second quarter 2005 does not include $0.2 million of after-tax, unrealized capital gains that existed in the statutory bond portfolios.
     The Company’s net unpaid claims and claim adjustment expenses (“C&CAE”) and related information as of June 30, 2005, March 31, 2005 and June 30, 2004, are as follows:

(dollars in millions)	As of
	June 30,		March 31,		June 30,
	2005		2005		2004

Unpaid C&CAE	$84.6		87.7		102.2
Less: Ceded unpaid C&CAE	29.9		32.4		37.4

Net unpaid C&CAE	$54.7		55.3		64.8

Net unpaid C&CAE detail:		%		%		%

Commercial run-off	$36.2	66	39.5	71	52.5	81
Nonstandard personal auto	18.5	34	15.8	29	12.3	19

Net unpaid C&CAE	$54.7	100	55.3	100	64.8	100

Ceded reserves — Reserve reinsurance cover (benefit not included in above reserves)	$4.2		5.5		9.2

Commercial claims remaining	198		218		356
     The net reserve balance for commercial run-off continued to decrease from March 31, 2005 to June 30, 2005 primarily as a result of the settlement of claims in the normal course. The net reserve balance for nonstandard personal auto increased from March 31,

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2005 to June 30, 2005 due to the increase in new business written that is associated with the Company’s expansion and diversification initiatives in its core state of Florida, and start-up operations in Texas, Arizona, Nevada and California.
     GAAP ratios for the quarters and six months ended June 30, 2005 and June 30, 2004, are as follows:

	Quarter ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004

Claims and CAE Ratio	73.6%	73.1%	71.2%	68.8%
Expense Ratio	26.0%	26.7%	25.1%	28.5%

Combined Ratio	99.6%	99.8%	96.3%	97.3%

The GAAP combined ratios and GAAP expense ratios presented above do not include expenses of the holding company.
     For the second quarter 2004, net income was $1.0 million. After the accretion of the discount on the Redeemable Preferred Stock of $0.8 million and the accrual of dividends on the Redeemable Preferred Stock of $0.3 million, net loss available to common shareholders for the second quarter 2004 was $0.1 million, or $0.01 per common share, basic and diluted. For the six months ended June 30, 2004, net income was $2.1 million. After including the effect of the accretion of the discount on the Redeemable Preferred Stock of $1.7 million and the accrual of dividends on the Redeemable Preferred Stock of $0.5 million, net loss available to common shareholders for the six months ended June 30, 2004 was $0.1 million, or $0.01 per common share, basic and diluted. For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive. Therefore, basic and diluted per share results are reported as the same number.
     On July 25, 2005, the common stock of the Company was listed for trading on the American Stock Exchange with the symbol “GAN.” The Company’s common stock was previously quoted on the OTC Bulletin Board with the symbol “GNAC.”
     GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.
     Statements made in this release that are not historical facts are forward-looking statements. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements, and they should not place undue reliance on such statements. These factors include, but are not limited to, (a) the change in operational risks associated with increased premium

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production and expansion into new markets or states, (b) heightened competition from existing competitors and new competitors in the Company’s markets, (c) the Company’s ability to realize and sustain profitable margins through its selected rates and pricing structure, (d) contraction of the markets for the Company’s business, (e) factors considered by A.M. Best in its rating of the Company and acceptability of the Company’s current A.M. Best rating of “B-” (Fair), with a stable outlook, or its future rating, (f) the Company’s ability to adjust and settle on terms consistent with its estimates the remaining claims associated with its exit from the commercial insurance business, (g) the ongoing level of claims and claims-related expenses and the adequacy of claim reserves, (h) the outcome of pending litigation, (i) the effectiveness of investment strategies implemented by the Company, (j) the availability of reinsurance and the ability to collect reinsurance recoverables, (k) the limitation on the Company’s ability to use net operating loss carryforwards, and (l) general economic conditions. In addition, the actual emergence of losses and loss expenses may vary, perhaps materially, from the Company’s estimates thereof, particularly with respect to new business and new markets, because (a) estimates of loss and loss expense liabilities are subject to large potential errors of estimation, and (b) estimates of losses do not make provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in the Company’s historical data base or which are not yet quantifiable. A forward-looking statement is relevant only as of the date the statement is made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to the Company’s recent SEC filings, including the Current Report on Form 8-K filed on May 13, 2005, and the Annual Report on Form 10-K for the year ended December 31, 2004, for further information regarding factors that could affect the Company’s results.
—END—
[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations and Other Information for the quarters and six months ended June 30, 2005 and June 30, 2004 follow.]

Release Date:	Thursday, August 11, 2005 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428 Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter ended		Six months ended
	JUNE 30		JUNE 30
	2005	2004	2005	2004
Net premiums earned	$18,769	9,236	$33,521	17,736
Net investment income	823	565	1,425	1,173
Realized gains	81	231	81	617
Other income	2,492	1,504	4,652	2,574

Total revenues	22,165	11,536	39,679	22,100

Claims & CAE incurred	13,823	6,750	23,860	12,209
Policy acquistion costs	2,849	1,008	4,973	2,317
Underwriting and operating expenses	4,633	2,746	8,842	5,491

Income before Federal income taxes	860	1,032	2,004	2,083
Federal income tax benefit	0	0	0	(9)

Net income	$860	1,032	$2,004	2,092

Net income (loss) available to common shareholders	$372	(115)	$172	(109)

Income (loss) per common share, basic and diluted:
Basic	$0.01	(0.01)	$0.00	(0.01)

Diluted*	$0.01	(0.01)	$0.00	(0.01)

*	The effects of convertible preferred stock and common stock equivalents are antidilutive for all periods presented; therefore, diluted earnings per share is reported the same as basic earnings per share.
GAINSCO, INC. AND SUBSIDIARIES
OTHER INFORMATION
($ in thousands)

Gross premiums written	$24,050	8,912	$46,867	19,848

Net premiums written	$23,686	8,876	$46,293	19,762

GAAP RATIOS:
Claim & CAE Ratio	73.6%	73.1%	71.2%	68.8%
Expense Ratio	26.0%	26.7%	25.1%	28.5%

Combined Ratio	99.6%	99.8%	96.3%	97.3%